Exhibit 10.11

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“Agreement”) is effective as of September 1, 2005 by and between, ServiceMaster Consumer Services, L.P., a Delaware limited partnership, having a place of business at 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515, (“ServiceMaster”), and InnerWorkings, L.L.C. a Delaware limited liability corporation having a place of business at 600 West Chicago Avenue, Suite 750, Chicago, Illinois 60610 (“InnerWorkings”).

RECITALS

A)	ServiceMaster provides outsourced services through national recognized brands to homeowners and businesses throughout the United States. ServiceMaster’s brands include: ARS Service Express, TruGreen Chemlawn, TruGreen LandCare, Terminix, Furniture Medic, AmeriSpec, Merry Maids, Rescue Rooter, and ServiceMaster Clean, American Home Shield, and American Mechanical Services.

B)	InnerWorkings is engaged in the business of providing and administering certain services,including but not limited to, the sourcing and management of the procurement of printed materials and related services. ServiceMaster desires InnerWorkings to provide such services to or on behalf of ServiceMaster.

C)	InnerWorkings is willing to provide the services upon the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ServiceMaster and InnerWorkings covenant and agree as follows:

Section 1

DEFINITIONS

The following capitalized terms shall have the meanings set forth below for all purposes of this Agreement, Work Orders, and all schedules, exhibits and appendices attached hereto.

“Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, ServiceMaster. For purposes of the foregoing, a “person” means an individual, corporation, partnership, association, joint-stock company, business trust, or unincorporated organization. For purposes of the foregoing, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

“Brand Marks” means trademarks, service marks, trade names, logos, slogans and advertising (including text, graphic or audiovisual features of icons, banners, frames, etc. to the extent distinctive to either party) and, if provided by either party, depiction of characters or celebrities.

“Confidential Information” means technical and non-technical information, data, ideas, concepts or business plans and methods, other than Trade Secrets, disclosed to either party by or on behalf of the other party during the term of this Agreement or prior thereto and shall further mean any information, including the arrangements contemplated by this Agreement, which are used, learned, or contributed during the course of this Agreement (regardless of whether such information is in tangible or intangible form), which is not generally available to the public or which would give the one who uses it competitive advantage over the disclosing party.Confidential Information may be disclosed in writing or orally or by drawings, models, prototypes, or computer code.

“Days” means calendar days.

“Deliverables” means those items which are identified as an obligation of InnerWorkings in the Work Order.

“InnerWorkings Project Workers” means any employees of InnerWorkings that are responsible for carrying out any obligation of which is identified in the Work Order.

“ServiceMaster Project Workers” means any employees of ServiceMaster that are responsible for carrying out any obligation of which is identified in the Work Order.

“Store” means a commercial retail store or franchisee location or service center (whether a corporation, partnership, limited liability company or sole proprietorship) duly authorized by ServiceMaster (or by one or more of its divisions, subsidiaries or affiliates) to sell ServiceMaster products or services to consumers.

“Intellectual Property” means any and all now known or hereafter known tangible and intangible:

(a)	rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask works,

(b)	trademark and trade name rights and similar rights,

(c)	Trade Secret rights,

(d)	patents, designs, algorithms and other industrial property rights,

(e)	all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and

(f)	all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

“QQ24” means the software, code, computer programming, statistical analysis, database, data, system architecture and design, and all system documentation, technology, and enhancements used by InnerWorkings to provide the Services pursuant to this Agreement and all applicable Work Orders including without limitation Work Order Number One.

“Services” means the services, as set forth in an executed Work Order, which InnerWorkings provides or administers for ServiceMaster.

“Trade Secrets” means information, including but not limited to technical or non-technical data, formulae, methods, techniques, processes, purchase data or trends, or financial data that derive economic value, actual or potential, from not being generally known to other persons who could obtain economic value from the disclosure or use thereof, and which are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

“ServiceMaster Data” means all information, documentation, files, data and materials, whether in hard copy, electronic, or other format, that ServiceMaster shall provide directly (or indirectly from a third party application developer, licensor or other provider) to InnerWorkings relating to the particular application(s) hosted by InnerWorkings in connection with this Agreement including the Work Order(s).

“Work Order” shall mean and include any written instrument that meets each of the following requirements:

a.	That includes substantially the following statement: “This is a Work Order pursuant to the Master Services Agreement.”

b.	That is signed on behalf of both parties by their authorized representatives, and

c.	That contains the following mandatory items:

(i)	Description of the Services to be performed for ServiceMaster;

(ii)	A staffing plan, if applicable, for the Services to be provided by a party, including, if applicable, provisions relating to the assignment of personnel to the performance of Services;

(iii)	Identify the functions, and/or facilities, and/or other resources to be provided or procured by each party in order for the Services to be performed;

(iv)	Contact information regarding the parties’ coordinators;

(v)	A statement of the fees and charges that will be applicable to the Services including the amount, schedule, and method of payment;

(vi)	The time schedule for performance of the Services including a commencement date and a termination date;

(vii)	Identification of any co-contractors, subcontractors, third parties, vendors, or other service providers whom InnerWorkings is authorized to engage in connection with the Services, unless such a list has been provided to ServiceMaster as a master sub-contractor listing;

(viii)	Describe any discounts, other then pre-payment or early payment discounts, that InnerWorkings may receive from co-contractors, subcontractors, third parties, vendors, or other services providers in providing the Services to ServiceMaster, and indicate how those savings will be passed through to ServiceMaster;

(ix)	A statement of the service levels (a “Service Level Agreement” or “SLA”) that will be applicable to InnerWorkings’ performance in connection with ongoing Services, that: (i) provides measurable performance standards that InnerWorkings commits to achieve, (ii) describes the means for measuring and reporting such service levels or performance standards, and, (iii) provides response requirements or remedies in the event of shortfalls in performance or service.

d.	In addition to any required terms, a Work Order may optionally contain:

(i)	The agreed upon content and terms pertaining to the delivery of any announcements of the Program.

(ii)	Detailed functional and technical specifications and standards for all Services, including performance standards (if such specifications are not provided or are incomplete, they may be added at a later time to document requirements);

(iii)	Qualifications to be possessed by personnel actually providing Services on behalf of InnerWorkings and training or documentation that InnerWorkings will provide;

(iv)	The identity of a Coordinator for each party, who will serve as a point of contact for the other party in connection with the Services covered by the Work Order;

(v)	Provisions for regular status reports or performance reviews;

(x)	Such other terms and conditions as may be mutually agreeable between the parties; and

(xi)	A staffing plan for other Services or resources to be provided by a party, including, if applicable, provisions relating to the assignment of personnel to the performance of Services.

“Work Product” means products that are produced in accordance with the Work Order.

Section 2

WORK ORDER SERVICES AND OWNERSHIP

2.1	Work Orders.

2.1.1	General. InnerWorkings agrees to perform Services for ServiceMaster as set forth in Work Orders issued by ServiceMaster in writing from time to time subject to acceptance by InnerWorkings. InnerWorkings shall perform all Services in a workmanlike and professional manner. The initial Work Order(s) agreed to by the parties is/are set forth as attachments to this Agreement. Any additional Work Order(s), whether or not relating to the same subject matter as the initial Work Order(s), shall become effective upon execution by authorized representatives of both parties. The contents of the Work Order may be included in the body of the Work Order, or in separately signed Attachments, as the parties consider most practical. It may also refer to or incorporate by reference other documentation that has been separately signed by the parties, such as all or a portion of any other Work Orders that the parties have adopted. Work Orders and changes to Work Orders shall be effective only if in writing accompanied by dated signatures of authorized representatives of both parties. In the case of changes, replacement pages initialed and dated by authorized representatives of both parties will be sufficient. InnerWorkings is not authorized to provide to Stores or ServiceMaster, or to commit ServiceMaster to procure, any Services except in accordance with signed Work Orders.

2.2.2	Changes to Work Orders. Changes in any Work Order shall become effective only when a written change request is executed by authorized representatives of both parties. Either party may propose to reduce, alter, amend, enhance, or add to the scope or nature of the Services to be performed under any Work Order or to modify the time or place of performance thereunder. If either party proposes change in the Services to be provided under any Work Order, such party will provide a written change to the Work Order to the appropriate representative of the other party. The request must be clearly identified as a proposal or request for a change to the Work Order and provide information regarding the change comparable to the detail originally included in the applicable Work Order, including a description of the anticipated impact on the Services to be performed.

If either party proposes a change (“Requestor”), then within ten (10) days after the other party’s receipt of the proposal from the other party (“Requestee”), Requestee will advise Requestor of pricing or other terms that Requestee believes will be affected by the proposed changes. Only a material change may result in a pricing change. If the proposed terms are not acceptable to both parties, parties will endeavor to agree upon appropriate and mutually agreeable changes in price, timing or other terms associated with the Change Order. If InnerWorkings and ServiceMaster cannot agree upon such changes within thirty (30) days after receipt of the notice of proposed changes from ServiceMaster, the Services will continue with no change. InnerWorkings agrees to act in a commercially reasonable manner with regard to terms it requires for any proposed change and ServiceMaster agrees to act in a commercially reasonable manner with regards to the proposed pricing changes. Neither party will be obligated to agree to any change in the Services. This section merely sets forth the manner in which such changes may be accomplished, but each party agrees to act in good faith with respect to changes proposed by the other. InnerWorkings may not decline to accept any change requests that reduce the cost of performance, provided that an equitable adjustment in compensation is made for the out-of-pocket costs and margin of any performance or preparation already undertaken. Further, InnerWorkings may not decline any change requests that increase the cost or magnitude of performance, provided that the changes are reasonable in scope and a commensurate increase in compensation is fixed.

2.2.3	Incorporation of this Agreement by Reference; Precedence. Each Work Order shall be deemed to incorporate the terms and conditions of this Agreement by reference. In the event of any express conflict or inconsistency between the provisions of a Work Order and the provisions of this Agreement, the provisions of the Work Order will govern and control with respect to the interpretation of that Work Order; provided, however, that the provisions of the Work Order will be construed to give effect to the applicable provisions of this Agreement to the fullest extent possible. Any changes or modifications made to this Agreement will apply to all Work Orders, and any changes or modifications made to any Work Order will apply only to that Work Order, unless the parties otherwise expressly agree in writing.

2.2.4	Additional Work Orders. During the term of this Agreement, ServiceMaster may from time to time request InnerWorkings to provide proposals for performing additional Services not then the subject of a Work Order, If InnerWorkings provides such proposal and ServiceMaster desires to accept the same, ServiceMaster will prepare a proposed Work Order in respect thereto. Such Work Order, when accepted by the parties, shall be deemed to supersede InnerWorkings’ proposal, and any standard preprinted terms and conditions contained in InnerWorkings’ proposal, shall not apply unless clearly and expressly stated as being applicable in the Work Order. ServiceMaster will not be liable for any work performed or costs incurred by InnerWorkings prior to agreement upon the terms of the Work Order by ServiceMaster except to the extent authorized in writing by an authorized ServiceMaster representative. InnerWorkings shall not be required to provide any proposal in response to the request of ServiceMaster hereunder.

2.3	Ownership.

2.3.2	Ownership of Deliverables by ServiceMaster. Upon payment in full as defined below, all Deliverables shall be owned by ServiceMaster and shall be considered work made for hire by InnerWorkings for ServiceMaster. ServiceMaster shall own all United States and international intellectual property in the Deliverables as well as any and all derivatives thereof.

2.3.3	Vesting of Rights. All technology, systems, processes, and software that InnerWorkings has developed and offered to ServiceMaster in the Work Order, other then the ServiceMaster specific raw data that was entered into InnerWorkings’ system (hereafter referred to as “QQ24”) is, and shall remain, the sole possession of InnerWorkings. InnerWorkings shall assign, and upon creation of each Deliverable automatically assigns, to ServiceMaster, its successors and assigns, ownership of all United States and international copyrights in each and every Deliverable, insofar as any such Deliverable, by operation of law, may not be considered work made for hire by InnerWorkings for ServiceMaster. From time to time upon ServiceMaster’s request InnerWorkings and/or InnerWorkings’s Project Workers shall confirm such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as ServiceMaster may request. ServiceMaster, its successors and assigns, shall have the right to obtain and hold in its or their own name(s) all copyright registrations and other evidence of rights that may be available for Deliverables.

2.3.4	Intentionally Removed

2.2.4	Patent License. In addition, other then QQ24, InnerWorkings hereby grants to ServiceMaster, its successors and assigns, a perpetual, irrevocable, royalty-free, worldwide, nonexclusive right and license under any patents owned by InnerWorkings, or with respect to which InnerWorkings has a right to grant such rights and licenses, to the extent required by ServiceMaster to exploit the Deliverables and exercise its full rights in the Deliverables, including (without limitation) the right to make, use and sell products and services based on or incorporating such Deliverables.

2.2.5	Property and Materials. The transmission of property or materials to InnerWorkings or ServiceMaster; of or use by InnerWorkings of ServiceMaster Confidential Information, or visa versa, including but not limited to Intellectual Property and Trade Secrets shall not be construed to grant InnerWorkings or ServiceMaster a license or right of any type under any patents, copyrights, know-how, or trademarks owned or controlled by ServiceMaster or InnerWorkings other than as contemplated within a particular Work Order. Any and all property and materials (including but not limited to documentation, ServiceMaster’s Confidential Information, InnerWorkings’ Confidential Information, off-the-shelf software, tools, computers, supplies and equipment) transmitted from ServiceMaster to InnerWorkings, or visa versa, or accessed or used by InnerWorkings or ServiceMaster shall remain the property of ServiceMaster or InnerWorkings and shall be returned to ServiceMaster or InnerWorkings immediately upon the sooner of either’s request or the termination or expiration of any applicable Work Order, and InnerWorkings and ServiceMaster agree not to reproduce said materials without the written consent of the other. ServiceMaster shall retain all ownership rights and title to all ServiceMaster Data, and InnerWorkings shall retain all ownership rights and title to all InnerWorkings data, code, and all other elements of QQ24.

Section 3

PARTIES’ RELATIONSHIP

3.1	Independent Contractor. InnerWorkings is an independent contractor to ServiceMaster for all purposes under this Agreement. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employer/employee relationship, partnership, joint venture, or other business group or concerted action between InnerWorkings and ServiceMaster. InnerWorkings bears sole responsibility for payment of compensation and benefits to its personnel as well as payment and reporting of all federal and state income tax withholding, social security taxes and unemployment insurance applicable to its personnel. The term “InnerWorkings” shall include all of InnerWorkings’ employees, representatives, agents and subcontractors.

3.2

Supervision and Control. InnerWorkings will supervise the performance of its own services and will have control of the manner and means by which its services are performed. InnerWorkings will provide all materials, training, hiring, supervision, scheduling, work policies and procedures, work rules, discipline and termination of its employees. However, subject to applicable Work Orders, plans, specifications, schedules, or other items approved by ServiceMaster, ServiceMaster shall be entitled, in accordance with other provisions of this Agreement, to monitor the results of Services performed by InnerWorkings to assure satisfactory performance, including the right to provide input regarding InnerWorkings’ performance, the right to terminate the Services, the right to make suggestions or recommendations as to the details of the Services, and the right to propose modifications to the Services. ServiceMaster shall have the right to audit

InnerWorkings’ performance under this Agreement and any Work Orders to obtain, without limitation, bid histories for specific Work Orders. Such audit shall be conducted by ServiceMaster, an agent thereto that is acceptable to InnerWorkings, or any major public accounting firms including without limitation Deloitte Touche Tohmatsu, Ernst & Young, KPMG, and PricewaterhouseCoopers.

3.3	Freelance Resources/Subcontractors. InnerWorkings may use qualified freelance resources provided that their total billings do not exceed ten percent (10%) of the total annual billings to ServiceMaster. Unless specified otherwise in the Work Order, InnerWorkings may not enter into a subcontract with a third party subcontractor for the performance of Services required of InnerWorkings under this Agreement without ServiceMaster’s prior written consent. Without limiting the foregoing, ServiceMaster may require submission of such subcontract agreement for ServiceMaster’s approval prior to award. No such approval shall relieve InnerWorkings from any of its obligations or liabilities under this Agreement. Nothing in the Agreement shall constitute any contractual relationship between a subcontractor/freelancer and ServiceMaster or any obligation on the part of ServiceMaster to pay, or to be responsible for the payment of, any sums to any subcontractors. InnerWorkings will properly direct and control its subcontractors/freelancers and will have full responsibility for all Services, whether performed by InnerWorkings or its subcontractors. In this regard, InnerWorkings will be responsible to ServiceMaster: (a) for all work performed by, and for the acts, omissions, or negligence of its subcontractors and of all employees or agents of its subcontractors; and, (b) for compliance by each of its subcontractors with the requirements of the Agreement and applicable Work Orders, and all applicable laws, rules, and regulations, to the same extent that InnerWorkings would be responsible if it were doing the work directly. InnerWorkings will require its permitted subcontractors to execute written agreements requiring compliance with the terms and conditions of this Agreement applicable to InnerWorkings and will provide copies of all such agreements to ServiceMaster upon request.

3.4	ServiceMaster suppliers. ServiceMaster has entered into supplier agreements, which may require ServiceMaster to use services covered by such agreements in furtherance of this Agreement. Subject to confidentiality provisions as contained within such agreements, ServiceMaster may inform InnerWorkings of such ServiceMaster suppliers and whether ServiceMaster is required to engage any ServiceMaster supplier. In providing services in this Agreement, subject to the Gross Margin as specified in a particular Work Order and being told of such supplier, InnerWorkings shall utilize, work with or otherwise engage any ServiceMaster supplier that ServiceMaster is required to use under this section.

Section 4

COMPENSATION

4.1	Intentionally Blank

4.2	Description of Payments in Work Orders. Any description of fees to be paid for Services in a Work Order shall include:

(a)	Intentionally Blank;

(b)	a description of the arrangements with respect to the amount, and schedule;

(c)	required rate schedules;

(d)	Intentionally Blank;

(e)	identification of any reimbursable categories of expenses and approval procedures, and any applicable appropriate limitations for such expenses; and

(f)	identification of any present known taxes, assessments, duties, permits, tariffs, fees or other charges which InnerWorkings expects to collect.

4.3	Intentionally Blank

4.4	Intentionally Blank

4.5	Taxes. Unless an applicable Work Order otherwise provides, all sales, use and excise taxes, assessments, duties or levies of any kind or nature relating to or arising from Services rendered pursuant to this Agreement and required to be collected by InnerWorkings (other than taxes computed on InnerWorkings’ fees or income) shall be the sole liability and responsibility of ServiceMaster.

4.6	Expenses. If so provided in an applicable Work Order, ServiceMaster shall reimburse InnerWorkings for travel and similar expenses at reasonable and actual costs, provided that, if long-distance travel for particular Services is anticipated to occur regularly during the performance thereof, InnerWorkings shall provide a concrete plan for managing associated costs. Actual expenses shall be in accordance with ServiceMaster’s Travel and Expense Policy (at actual cost to InnerWorkings) and approved in writing and in advance by ServiceMaster. Air travel shall be by coach and economy class only. InnerWorkings shall provide ServiceMaster a copy of InnerWorkings’ employee travel and expense reimbursement policy at ServiceMaster’s request. InnerWorkings shall provide ServiceMaster with supporting documentation (such as receipts for travel, hotels and rental cars) with regard to such reimbursable items. InnerWorkings agrees to use the same diligence in controlling reimbursable expenses as it uses in its own business for expenses incurred by InnerWorkings. Expenses incurred by InnerWorkings for negotiation or preparation of invoices, proposals and Work Orders, or administration and clerical support, are the responsibility of InnerWorkings and will not be chargeable to ServiceMaster.

4.7	Discounts. Other then pre-payment or early payment discounts, all discounts taken or received by InnerWorkings or allowed on purchases of whatever nature on ServiceMaster’s account will be passed through to ServiceMaster. ServiceMaster has the right to audit InnerWorkings’ books and records to ensure compliance with this provision. Any such audit of InnerWorkings records shall be conducted at reasonable times, and no more than twice annually, during normal business hours.

4.8	Invoicing. Unless the applicable Work Order provides otherwise, InnerWorkings will submit written invoices when the Work Order is complete reflecting the amount owed to InnerWorkings, with such supporting documentation as the party responsible for payment reasonably requests. Each invoice shall group Services invoiced by number of the corresponding Work Order pursuant to which such Services were provided; and shall, in the case of billing based on time and materials, set forth the hours of service for each employee of InnerWorkings, respective rate per hour, and extended cost for invoicing period.

4.9	Payment. Unless the applicable Work Order provides otherwise, invoiced amounts will be paid by the forty fifth (45th) day following receipt of an undisputed and valid invoice. All amounts will be payable to InnerWorkings by check or wire transfer to InnerWorkings. The party responsible for payment may withhold payment for invoices for InnerWorkings’ services disputed in good faith. In the case of disputed invoices, the amount not in dispute shall be paid and InnerWorkings may not terminate this Agreement or any Work Order based on an alleged monetary default which the party responsible for payment in good faith contests. No late payment charges will be assessed against the amount in dispute during the period of the dispute. InnerWorkings acceptance of final payment under the applicable Work Order shall constitute a waiver of all claims against the party responsible for payment arising thereunder.

4.10	Summary Invoice Reporting.

InnerWorkings shall provide to ServiceMaster transaction data in Microsoft Excel format by email or by another means agreed upon by ServiceMaster, monthly or as requested. This transaction data shall, at a minimum, include the following data elements;

•	ServiceMaster Name or Unit Code

•	ServiceMaster Purchase Order Number

•	Invoice Number

•	Invoice Date

•	InnerWorkings Job Number

•	Job Description

•	InnerWorkings Function Code Description

•	Activity (internal / external)

•	InnerWorkings Job Title / supplier name

•	Quantity / # of hours

•	Unit of measure

•	Unit Cost

•	Cost per line item

•	Total invoice cost

ServiceMaster may request that additional data elements are included in such transaction data and InnerWorkings shall use commercially reasonable efforts to provide such data elements with such transaction data.

InnerWorkings shall provide transaction reports on a monthly basis to the ServiceMaster manager as identified within the applicable Work Order.

Section 5

INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION, AND PRIVACY

5.1	General. Each party shall exclusively own its own Intellectual Property and neither party will have any claim or right to the Intellectual Property of the other by virtue of this Agreement or the performance of Services hereunder except as otherwise provided herein. Neither party will take any action or make any claim to any Intellectual Property belonging to the other party, whether during the term of this Agreement or thereafter, which is inconsistent with this section. No right or license shall be implied by estoppel or otherwise, other than the rights and licenses expressly granted in this section. Without limiting the generality of the foregoing:

a.	ServiceMaster acknowledges that the technology, software, computer programming, statistical analysis, database, system architecture and design, domain name(s), database maintenance and various systems, procedures, processes, and documentation used to provide the Services have been developed or acquired by InnerWorkings and is Confidential information of InnerWorkings. In addition, ServiceMaster acknowledges that InnerWorkings believes that QQ24 and all of its components constitute valuable Intellectual Property of InnerWorkings, and QQ24 is, and shall remain, the sole exclusive property of InnerWorkings, and nothing in the Agreement, during its term or after its termination, shall constitute an on-going obligation, other than during the Disentanglement Assistance Period, for InnerWorkings to allow ServiceMaster any use or access to QQ24. The ServiceMaster specific raw data that is inside QQ24 shall remain the sole property of ServiceMaster and upon ServiceMaster’s request, InnerWorkings shall furnish that data to ServiceMaster in a reasonably acceptable format.

b.	InnerWorkings acknowledges that, without limitation, the Store lists, information regarding the Services, customer lists, customer information, strategic business information, market information and marketing information and purchase information provided by ServiceMaster to InnerWorkings hereunder is, as between InnerWorkings and ServiceMaster, the Confidential Information of ServiceMaster.

c.	All other materials, the interpretation of data and the manipulation of data through computer programming or statistical analysis conducted pursuant to InnerWorkings’ provision of Services on behalf of ServiceMaster, including but not limited to, reports, charts, graphs, pictures, summaries, studies, memoranda, correspondence, manuals, records, plans and other written, printed or otherwise recorded material provided, utilized or developed by InnerWorkings under this Agreement shall be deemed “work for hire” and shall be the sole property of ServiceMaster, or, if not susceptible of being deemed “work for hire,” is hereby assigned to ServiceMaster at the moment any such material is created.

d.	ServiceMaster will cause each InnerWorkings Project Worker who will have access to ServiceMaster’s computer and telecommunications network (whether on-site or remote connection) to read and sign a confidentiality agreement, no less restrictive than ServiceMaster’s standard confidentiality agreement.

5.2	Brand Marks and Advertising.

5.2.1	In General. Neither party shall use the Brand Marks of the other or derivatives of such Brand Marks in advertising, sales literature, press release or in any other manner whatsoever without the prior express written approval of the owner thereof. If such written approval is given, each party shall follow any use guidelines for the other party’s Brand Marks that may be communicated in writing by the other party from time to time. Neither party shall display a Brand Mark in any manner which may be misleading or confusing, or which fails to clearly reflect the relationship of the parties. Neither party shall alter or combine the other party’s Brand Marks in any manner without the permission of the party owning such Brand Marks. Each party shall: a) cause the appropriate designation or registration mark (e.g., “TM” or “®” as applicable) to be placed adjacent to the other party’s Brand Marks in connection with each use or display thereof; and, (b) comply with applicable laws pertaining to Brand Marks.

5.2.2	Existence of Agreement. Neither party shall refer to the existence of this Agreement in advertising or sales or in any other manner whatsoever without the other party’s prior written consent.

5.2.3	Exceptions. Each party shall be permitted to use the trade names of the other party pursuant to meeting any obligation of disclosure imposed by law or legal process.

5.2.4	Statements of Opinion. Neither party shall make any statement or representation whatsoever regarding its opinion of the other party or its product or services.

5.2.5	License. Subject to the conditions set forth in this section, ServiceMaster hereby grants to InnerWorkings a limited, non-exclusive, non-transferable, royalty-free, worldwide, and revocable right to reproduce and display the Brand Marks of ServiceMaster solely within the scope of an executed Work Order. Any goodwill deriving from the use of the Brand Marks of ServiceMaster shall inure solely to the benefit of ServiceMaster. InnerWorkings shall not make any use of the Brand Marks of ServiceMaster without first submitting a sample of such use to ServiceMaster for its approval.

5.3	Confidential Information.

5.3.1	Nondisclosure Obligation. Except as otherwise provided in this Agreement, each party (the “Receiving Party”) agrees that it will:

a.	Protect the confidential and proprietary nature of the Confidential Information of the other party (the “Disclosing Party”) from disclosure to persons who are not employees of the Receiving Party.

b.	Use great care in the selection and assignment of personnel who receive the Disclosing Party’s Confidential Information and in that regard to restrict access to the Disclosing Party’s Confidential Information within the Receiving Party’s organization to a limited number of persons who must necessarily have such information for the purposes of giving effect to this Agreement and who have been advised of the restrictions contained herein, including the limitations placed on the use of Confidential Information.

c.	Under no circumstances give any competitor of the Disclosing Party, or other third party, direct or indirect access to the Disclosing Party’s Confidential Information without the prior written consent of the Disclosing Party.

d.	Use the Confidential Information of the Disclosing Party solely for the purpose of properly and lawfully performing and exercising of the Receiving Party’s rights under this Agreement.

e.	Not reproduce the Confidential Information received from the Disclosing Party in any form except for internal use of the Receiving Party or as otherwise permitted by this Agreement and to include in any such reproduction any ownership or confidentiality legends that the Disclosing Party may have included in or with the original disclosure.

f.	The terms of this Agreement and Work Orders shall be treated as Confidential Information.

5.3.2	Standard of Care. The Receiving Party shall use reasonable care to assure that the Disclosing Party’s Confidential Information is protected and kept from unauthorized persons, and in this regard agrees to exercise at least the same care to keep such information confidential as the Receiving Party takes to keep its own information of similar importance confidential.

5.3.3	Exceptions. The Receiving party shall not be obligated to maintain in confidentiality any:

a.	Information which is known to the Receiving Party before disclosure by the Disclosing Party, so long as such knowledge is documented by written or other tangible evidence;

b.	Information which is available to the public independently of the Receiving Party;

c.	Information which is developed independently by employees of the Receiving Party who did not have access to the Disclosing Party’s Confidential Information;

d.	Information which is disclosed to the Receiving Party without obligation of nondisclosure by a third party who is legally entitled to disclose the information;

e.	Information which is disclosed by the Disclosing Party to a third party without requiring the third party to maintain the information in confidence;

f.	Information which becomes available to the public without breach of this Agreement by the Receiving Party, following its disclosure to the Receiving Party by the Disclosing Party;

g.	Information required to be disclosed by law or by order of a court of competent jurisdiction; provided that the Receiving Party shall first notify the Disclosing Party of such requirement and cooperate with respect to any reasonable steps available for the further protection of the Information;

h.	Information that is inherently disclosed in the unrestricted use, lease, sale, or other distribution of any present or future product or service produced by, for or under authorization of Disclosing Party or in publicly available documentation for any such product or service.

5.3.4	Return of Information. Upon termination of this Agreement and promptly upon the Disclosing Party’s request, the Receiving Party will either return or, if requested by Disclosing Party, destroy all copies of any media or materials containing Confidential Information of the Disclosing Party.

5.3.5	Assistance. Each party will, at the request of the other, use reasonable efforts to assist in identifying any use, copying, or disclosure of any portion of the other’s Confidential Information by any present or former employee of the Receiving Party in a manner that is contrary to the provisions of this Agreement, so long as the Disclosing Party shall have provided the Receiving Party with information reasonably justifying the conclusion of the Disclosing Party that such contrary usage may have occurred.

5.3.6	Investigation. In the event that a Disclosing Party at any time has grounds to suspect or believe that the Receiving Party is not in compliance with the terms of this section, the Disclosing Party will promptly contact the Receiving Party on a confidential basis and provide the Receiving Party with all information in the Disclosing Party’s possession tending to indicate that such noncompliance is present. The Receiving Party shall conduct an internal review of its operations for purposes of determining whether such noncompliance is present. If the Receiving Party has otherwise acted in good faith, it will be permitted to cure any inadvertent or insubstantial noncompliance by eliminating unauthorized copying or use of the Disclosing Party’s Confidential Information. The Receiving Party shall certify its compliance with the terms of this Agreement upon the conclusion of such review and/or cure efforts. Such investigation shall be conducted at the Receiving Party’s expense.

5.4	Preservation of Proprietary Legends. Neither party shall remove or obscure the proprietary legends or marks appearing on materials provided by the other party.

5.5	Rights to Injunctive Relief. Recognizing and acknowledging that any use or disclosure of Confidential Information by either party or its personnel in a manner inconsistent with the provisions of this Agreement may cause the other party irreparable damage for which other remedies may be inadequate, each party agrees that the other will have the right to petition for injunctive or other equitable relief from a court of competent jurisdiction as may be necessary and appropriate to prevent any unauthorized use or disclosure by such party or its personnel of any such information and that, in connection therewith, such party will not oppose such injunction on the grounds that an adequate remedy is available at law.

5.6	Use of Data and Compliance with Privacy Laws.

a.	InnerWorkings agrees:

(1)	that it will not use any information concerning ServiceMaster consumers or prospects for direct mail, telephone or electronic mail marketing other than as agreed to in writing by ServiceMaster; and,

(2)	that all information provided by ServiceMaster to lnnerWorkings will be used only for purposes of performing this Agreement; and

(3)	to implement and maintain appropriate safeguards to protect the security, confidentiality and integrity of consumer account information provided to InnerWorkings pursuant to this Agreement and to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information of Appendix B to Part 570 of Chapter 12 of the Code of Federal Regulations.

b.	InnerWorkings shall comply with all applicable laws and regulations governing the protection, use and disclosure of Personal Information (including, without limitations, all applicable laws and regulations relating to the collection, use and storage of social security numbers). “Personal Information” means any information by which the identity of a person could be revealed, including, but not limited to, a person’s name, home address, telephone number, e-mail address, date of birth, marital status, and spouse’s name. InnerWorkings shall cooperate with, implement and/or adhere to all requirements, procedures and processes deemed necessary by ServiceMaster to facilitate ServiceMaster’s privacy protection compliance relating to or arising from this Agreement, which shall include, but not be limited to, InnerWorkings’ obligation to do all of the following:

(1)	InnerWorkings will use best available technology, industry best practices and best efforts to ensure the integrity and security of all Personal Information about or relating to ServiceMaster employees, including, without limitation, employee names and social security numbers (“Employee Information”). InnerWorkings’ duties under this section shall include without limitation, securing Personal Information from any unauthorized or improper access by any third party and/or any InnerWorkings employee, contractor or agent. All Personal Information shall be considered Confidential Information.

(2)	InnerWorkings shall use Confidential Information, and social security numbers received as part of Employee Information, only to the extent required to comply with federal and state tax laws.

(3)	Any collection of social security numbers by InnerWorkings via the Internet must be secured using industry best technology, and the social security numbers must be encrypted using at least one hundred twenty eight (128) bit encryption.

(4)	InnerWorkings will limit internal access to Personal Information by requiring that only a minimal number of InnerWorkings employees have access to Personal Information only on a need to know basis.

(5)	InnerWorkings will not, under any circumstances, sell, rent or otherwise disclose without ServiceMaster’s prior written approval, any of the Personal Information.

(6)	Upon request by ServiceMaster or upon termination of this Agreement, InnerWorkings shall follow ServiceMaster’s direction regarding whether to destroy or return all Personal Information.

(7)	InnerWorkings shall require its employees and any third parties providing services under this Agreement to sign confidentiality and non-disclosure agreements with terms at least as restrictive as required by this Agreement. InnerWorkings shall advise ServiceMaster in writing of any such agreements and shall, upon ServiceMaster’s request, provide ServiceMaster with copies of any such agreements.

(8)	InnerWorkings shall have in place all systems and procedures to maintain the privacy and ensure the confidentiality of any Personal Information that InnerWorkings receives under this Agreement, which shall include, but not be limited to, all Employee Information.

(9)	Except as specifically provided in this Agreement, InnerWorkings shall not contact any persons that are identified in any of the materials that InnerWorkings receives from ServiceMaster, Affiliates, Stores and their employees under this Agreement.

(10)	InnerWorkings shall cooperate with ServiceMaster to provide all persons whose Personal Information has been collected under this Agreement with the ability to effectively exercise the rights they have at law to access and correct their Personal Information, and shall cooperate in correcting any such information.

Section 6

WARRANTIES AND DISCLAIMERS

6.1 Professional Performance. InnerWorkings represents and warrants that the Services rendered to ServiceMaster and its Stores in accordance with the terms of this Agreement and any Work Orders will be performed in a professional, competent and workmanlike manner.

6.2 Compliance with Laws. InnerWorkings represents and warrants that all Services being provided by InnerWorkings will comply with all applicable federal, state and local laws and regulations relating to carrying out the Services including all United States federal and state consumer privacy laws, and that it will have obtained such permits, licenses and other forms of documentation and authorization required to comply with such laws and regulations.

6.3 Qualifications of Personnel. InnerWorkings represents and warrants that its personnel engaged in the performance of Services hereunder shall be qualified and properly trained and shall possess the level of skill commensurate with the requirements of the Services to be performed and at least equivalent to the level of skill customarily possessed by persons in the industry engaged in the performance of similar services.

6.4 Protection of Data against Loss. InnerWorkings warrants that it will establish and maintain adequate precautions using current technology against the destruction, loss or erroneous alteration of data proprietary to ServiceMaster or Eligible Participants in the possession of InnerWorkings.

6.5 InnerWorkings represents and warrants that all of the services and Work Product provided under this Agreement shall conform to all of the specifications, creative, samples, or other descriptions furnished to InnerWorkings by ServiceMaster, including without limitation those as contained with the applicable Work Order.

6.6 InnerWorkings warrants that any and all express and implied warranties attached to Work Product, Deliverable or Services shall pass through to ServiceMaster.

6.7 InnerWorkings represents and warrants that all of the Work Product provided under this Agreement shall conform to the trademark guidelines provided by, or originating from, ServiceMaster.

6.8 Non-Infringement. Each party warrants to the other that any goods, services or information provided to the other party for its use pursuant to this Agreement do not infringe any third party patents, copyrights, trade secrets, trademarks or other Intellectual Property rights under applicable United States Intellectual Property law.

6.9 Future Performance. The foregoing warranties are warranties of future performance. An action for breach of these warranties, if otherwise permitted by this Agreement, may be commenced at any time during the period provided by applicable law.

6.10 Disclaimers of Warranty.

6.10.1 Situations beyond a party’s Control. Neither party shall be liable for any act, omission, event or circumstance to the extent caused by the other party, or any event of force majeure.

6.10.2 Other Warranties. Except as expressly stated hereinabove in this Section 6, each party disclaims all warranties, express, implied or statutory, respecting the content and Services provided under this Agreement, including any implied warranties of merchantability and fitness for a particular purpose.

6.11 Other Obligations. The representations and warranties contained in this Section 6 shall not be construed as modifying any other express obligation of a party pursuant to any other provision of this Agreement.

Section 7

REMEDIES AND LIMITATIONS

7.1 Material Breach. In the event that either party commits a material breach of any provision of this Agreement, and fails to cure and/or remedy said breach within the time period specified below, including any of the warranties set forth in Section 6 hereof, the other party shall, except to the extent otherwise provided in this Agreement, be entitled to avail itself of any and all legal and equitable remedies prescribed by law in connection with such breach, as well as any remedy of termination prescribed by Section 9 hereof.

7.2 Escalation. The parties agree to attempt in good faith to resolve any controversy, claim, or dispute of any nature whatever arising out of, or relating to, this Agreement, or the breach, termination, enforceability, or validity of this Agreement (a “Dispute”) promptly by negotiation between executives or managers who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement. Each party shall provide the other with all information and documentation relied upon by the party to substantiate its position with respect to the Dispute.

7.3 Limitation on Consequential Damages. In no event will the measure of any damages payable by either party include, nor will either party be liable for, loss of income, profit or savings or indirect, incidental, consequential, exemplary, or punitive, even if such party has been advised of the possibility of such damages in advance. This limitation shall not apply to claims arising under Section 5 or Section 8.

7.4 Acknowledgement. The parties expressly acknowledge that the limitations and exclusions set forth in this section have been the subject of active and complete negotiation between the parties and represent the parties’ agreement taking into account each party’s level of risk associated with the performance or nonperformance of its obligations under this Agreement and the payments and other benefits to be derived by each party pursuant to this Agreement.

Section 8

INDEMNITY

8.1 Indemnification by ServiceMaster. ServiceMaster agrees to defend, indemnify and hold harmless InnerWorkings and each of its respective directors, officers, employees and agents (each such person being called a “InnerWorkings Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including counsel fees, charges and disbursements, incurred by or asserted against any InnerWorkings Indemnitee arising out of, in any way connected with, or as a result of any and all third party damages occasioned by ServiceMaster’s breach of Section 5 above; provided that such indemnity shall not, as to any InnerWorkings Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined to have resulted from the negligence or willful misconduct of such InnerWorkings Indemnitee.

8.2 Indemnification by InnerWorkings. InnerWorkings agrees to defend, indemnify and hold harmless ServiceMaster and each of its Affiliates and their respective directors, officers, employees and agents (each such person being called a “ServiceMaster Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including counsel fees, charges and disbursements, incurred by or asserted against any ServiceMaster Indemnitee arising out of, in any way connected with, or as a result of (i) any of the acts or omissions of any InnerWorkings employee or agent’s performance under this Agreement; (ii) any claim, litigation, investigation or proceeding relating to the acts or omissions of any, or with respect to or by, any InnerWorkings employee’s performance under this Agreement, including, but not limited to, any claims that the Services or Other Services, as the case may be, infringe any copyright, patent or trademark/service mark or constitute a misappropriation of a trade secret; or (iii) any and all damages occasioned by InnerWorkings’ breach of Sections 5 or 6 above; provided that such indemnity shall not, as to any ServiceMaster indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined to have resulted from the gross negligence or willful misconduct of such ServiceMaster Indemnitee.

Section 9

TERM AND TERMINATION

9.1 Term of Agreement. This Agreement shall be effective as of September 1, 2005 (“Effective Date”) and shall remain in effect until terminated as provided herein. If one or more Work Orders are outstanding when this Agreement terminates, this Agreement will remain in full force and effect solely for purposes of allowing the activities covered by such Work Orders to be completed.

9.2 Termination of Work Orders. ServiceMaster may, at its sole option, terminate any or all Work Orders outstanding, or any portion thereof, upon one hundred and twenty (120) days’ written notice.

Upon receipt of notice of such termination, InnerWorkings shall inform ServiceMaster of the extent to which performance has been completed through such date, and collect and deliver (in a manner prescribed by

ServiceMaster) to ServiceMaster (or otherwise as ServiceMaster may reasonably request) whatever Work Product then exists for the terminated Work Order(s) shall be paid for all Work Product of InnerWorkings that is in process as of the date of termination, provided that such payment shall not be greater than the payment that would have become due if the Work Order had been completed, and provided further that InnerWorkings shall not be paid more than InnerWorkings’ cost of return (such as shipping, restocking fees or similar reasonable penalties) for returned goods.

9.3 Termination of Agreement. Either party may terminate this Agreement upon not less than one hundred and twenty (120) days’ written notice to the other party; provided, however, this Agreement shall continue to remain in effect with respect to any Work Order already issued hereunder until such other Work Order is itself terminated and/or performance thereunder is completed.

9.4 Default. If either party materially defaults in the performance of any of its obligations under this Agreement or any Work Order, which default (a) if of a non-monetary nature, is not substantially cured within ten (10) days after notice is given to the defaulting party specifying the default or, with respect to those defaults that cannot reasonably be cured within ten (10) days, should the defaulting party fail to proceed within ten (10) days to commence curing the default and thereafter to proceed with all reasonable diligence to substantially cure the default; or (b) if of a monetary nature, is not cured within thirty (30) days after notice is given to the defaulting party specifying the default, the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement and all outstanding Work Orders as of a date specified in such notice of termination not less than thirty (30) days after the date such notice of termination is given. A Work Order may, if expressly so indicated, provide for its own term and termination. Upon termination in whole or in part of any Work Order, InnerWorkings will cease performing the applicable services under such Work Order at such time and in such manner as ServiceMaster may request and shall take all reasonable actions to minimize expenses applicable to the terminated work.

9.5 Effect of Termination. Upon expiration or termination of this Agreement and all Work Orders for any reason, InnerWorkings will cease to perform Services for ServiceMaster, and ServiceMaster will pay to InnerWorkings all valid and uncontested sums due to InnerWorkings as a result of Services performed and expenses incurred (including those expenses that, instead of being concurrently billed, have been included in future payments to be made by ServiceMaster and are expressly indicated in the applicable Work Order to be due for such prior, fully performed Services) through the effective date of such expiration or termination (prorated as appropriate). The expiration or termination of this Agreement and all Work Orders for any reason will not release either party from any liabilities or obligations set forth herein or therein which: (a) the parties have expressly agreed will survive any such expiration or termination, (b) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination, such as warranties and indemnification rights, or (c) pertain to ownership or licenses of deliverables or other matters. Upon termination of this Agreement, other then as it relates to QQ24, InnerWorkings shall immediately turn over to ServiceMaster all programs, reports, data, specifications, diagrams, Confidential Information, and other material generated with respect to providing Services furnished to InnerWorkings by ServiceMaster pursuant to this Agreement.

Section 10

DISENTANGLEMENT

10.1 Definition. As used herein, “Disentanglement” means the orderly and expeditious transfer of the Services to ServiceMaster, to one or more third parties.

10.2 Transfer of Services. Prior to the termination of this Agreement or any Work Order, for any reason, InnerWorkings shall:

(a)	cooperate fully and promptly with ServiceMaster in effecting the orderly and expeditious transfer of the Services to ServiceMaster; and

(b)	license without delay for up to sixty (60) days, to third party(ies) as requested by ServiceMaster in writing, any InnerWorkings proprietary software that would be necessary to allow ServiceMaster to continue to perform the Services for themselves, as these might exist at the time of Disentanglement; and

(c)	perform such additional services or provide such additional information and documentation as may be reasonably requested in writing by ServiceMaster in connection with the orderly and expeditious transfer of the Services to ServiceMaster (collectively, “Disentanglement Assistance Services”).

The Disentanglement Assistance Services shall be provided upon ServiceMaster’s written request for up to sixty (60) days prior and sixty (60) days following, the effective date of the expiration or termination of Services

(“Disentanglement Assistance Period”). Without limiting the generality of the foregoing, during the Disentanglment Assistance Period, InnerWorkings promises and agrees to provide reasonable cooperation and assistance, and to cause each of its contractors and subcontractors to provide reasonable cooperation and assistance, so as to ensure that ServiceMaster will not experience any material interruption or material reduction whatsoever in the benefits of the Services to be provided hereunder and that any transition of the Services will cause the least amount of disruption possible.

10.3 Payment for Disentanglement. If the Disentanglement occurs because of termination caused by or initiated by ServiceMaster, ServiceMaster agrees to reimburse InnerWorkings for reasonable costs and expenses it incurs in providing technicians to ServiceMaster for up to sixty (60) days as agreed to in writing between the parties beforehand.

Section 11

InnerWorkings INSURANCE REQUIREMENTS

11.1 General Insurance Requirements. InnerWorkings shall purchase all insurance coverage required pursuant to the terms of this Agreement from an insurer or insurers with a then-current A.M. Best’s rating of “A” or better and a financial size of no less than “Class VIII” or an equivalent or better rating. Umbrella or Excess Liability insurance may be used to meet limit of liability requirements imposed hereunder. ServiceMaster, its subsidiaries and Affiliates, as the case may be, shall be specifically included as an additional insured under commercial general liability and umbrella/excess liability coverage, for liability or loss arising out of or in any way associated with any act, error, omission, product or Service of InnerWorkings, its managers, officers, members, its workforce or anyone else for whose acts, products or services InnerWorkings may be held responsible (with coverage to ServiceMaster at least as broad as that which is provided to InnerWorkings and not lessened or avoided by endorsement). All deductibles or self-insured retentions are the sole responsibility of InnerWorkings, Policy territory must include location in which Services are rendered hereunder, where property is located or where any product or service is sold or used. Each such policy shall contain a severability of interests clause and will provide that InnerWorkings’ coverage shall be primary to any other insurance available to or maintained by ServiceMaster, its subsidiaries and Affiliates. All liability insurance requirements shall remain in full force and effect for two (2) years from termination or expiration of this Agreement. InnerWorkings shall immediately submit and, upon renewal of such insurance coverage shall submit, acceptable certificates of insurance to ServiceMaster or its party designate, as evidence the specified forms, endorsements and amounts of insurance as required hereunder are in force. InnerWorkings shall require insurance policies similar to those described herein, and maintain on-file certificates of insurance, from its contractors of every tier, providing copies of such certificates to ServiceMaster or its party designate upon written request. All certificates shall include a clause obligating the insurer(s) to give certificate holder not less than thirty (30) days prior written notice of any material change in, cancellation of, or intent not to renew the insurance. Insurance required under this section is in addition to and separate from any other obligation contained in this Agreement.

11.2 Required General and Automobile Liability Coverage. At all times during the term of this Agreement, InnerWorkings shall maintain in full force and effect a policy or policies of commercial general liability coverage, including contractual liability for all written contracts, personal and advertising injury liability and completed operations coverage with five million dollars ($5,000,000) combined single limit of liability for each occurrence and in the aggregate for bodily injury and property damage and commercial automobile liability with five million dollars ($5,000,000) limits each accident.

11.3 Required Professional/Errors and Omissions Coverage. At all times during the term of this Agreement, InnerWorkings shall maintain in full force and effect a policy or policies of professional or errors and omissions insurance providing liability coverage for the professional services to be performed in this Agreement shall include, but not be limited to, marketing services, advertising, logo or graphics design, multimedia operations, online publishing, web site operations, and any other Professional Services performed or contemplated with five million dollars ($5,000,000) limits of liability for any one (1) claim made.

11.4 Required Workman’s Compensation Coverage.

(a)	Workers Compensation insurance with statutory limits covering InnerWorkings’ workforce, affording protection in any state in which innerWorkings’ workforce may operate,

(b)	Employer’s Liability insurance with $1,000,000 limits of liability,

(c)	Alternate Employers Endorsement to Workers Compensation policy, and

(d)	Waiver of Subrogation Against ServiceMaster Endorsement to Workers Compensation Policy.

Section 12

GENERAL

12.1 Assignment. Neither party shall assign or otherwise transfer its rights or obligations under this Agreement unless the other party agrees, in writing, to be bound by the terms contained herein.

12.2 Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.3 Third-party Beneficiaries. InnerWorkings understands and agrees that ServiceMaster is entering into this Agreement not only for its own benefit but also and equally for the direct benefit of ServiceMaster and Stores, present and future. It is further agreed that each and every right, benefit, license, remedy and warranty accruing to ServiceMaster shall likewise accrue to ServiceMaster and said Stores, including but not limited to the right to enforce this Agreement in their own name or names; provided, however, nothing herein shall be construed as making ServiceMaster liable for any sums or monetary obligations hereunder.

12.4 Force Majeure. In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any event beyond the control of the affected party including, but not limited to, natural disaster, acts of God, actions or decrees of governmental bodies or failure of communications lines or networks (a “Force Majeure Event”), the party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

12.5 Notices. All notices required to be delivered to a party hereunder shall be delivered to the following addresses, or any other addresses designated by the parties by notices delivered in accordance with this Section 12.5.

If to InnerWorkings:
InnerWorkings, LLC
600 West Chicago Avenue, Suite 750
Chicago, IL 60610

If to ServiceMaster:	ServiceMaster Consumer Services L.P. 860 Ridge Lake Blvd., Memphis, Tennessee 38120 Attn: Vice President, Strategic Sourcing

With a copy:	ServiceMaster Consumer Services L.P.
3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515 Attn: General Counsel

Communications shall be deemed duly delivered upon personal delivery, or three business days after being mailed in accordance with this Section 11.5. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) upon confirmation of receipt by fax by the party to be notified; (c) one (1) business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d); or, (d) five (5) days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified.

12.6 No Waiver. Except as otherwise provided herein, the failure of a party to enforce a provision, exercise a right or pursue a default of this Agreement shall not be considered a waiver. The express waiver of a provision shall be effective only in the specific instance, and as to the specific purpose, for which it was given.

12.7 Severability. Any provision of this Agreement that is prohibited, unenforceable, or not authorized in any Jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating or affecting the remaining provisions.

12.8 Section Headings and Captions. The section headings and captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

12.9 Construction. The parties arrived at the provisions in this Agreement after negotiation. If anything in this Agreement proves to be unclear or capable of being interpreted in different ways, the disputed term or condition shall not be construed against one party merely because it was drafted by that party. Words and phrases herein will be construed as in the singular or plural number, and as masculine, feminine or neuter gender, according to the context. The word “including” means “including without limitation.”

12.10 Approvals. Where agreement, approval, acceptance or consent by either party is required by any provision of this Agreement, such action will not be unreasonably delayed or withheld.

12.11 Governing Law and Jurisdiction. This Agreement shall be interpreted, construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the United States and the State of Illinois excluding its choice of law. In connection with this Agreement, the parties consent to the personal jurisdiction of, and venue in, the courts located in DuPage County, Illinois.

12.12 Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12.13 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the substantially prevailing party shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief to which such party may be entitled.

12.14 Further Assurances. The parties shall perform all such further acts, provide such further documents or written assurances and execute such further documents as are reasonably required or necessary to carry out the acts and transactions contemplated by this Agreement.

12.15 Entire Agreement. This Agreement, the exhibits, if any, and the appendices, if any annexed hereto and all other attachments executed by the parties pursuant hereto constitute the entire Agreement between the parties and supersede all prior representations, understandings and agreements between the parties relating to the subject matter hereof. No change, waiver or discharge hereof will be valid unless it is in writing and is executed by the authorized representatives of both parties.

12.16 Execution of Agreement. By executing this Agreement, each party represents to the other that this Agreement has been duly authorized and constitutes a valid, fully enforceable and legally binding obligation of such party.

12.17 Survival. Sections 3, 5, 6, 7, 8, 9.5, and 10 shall survive termination of the Agreement.

12.18 Initial Work Order. Attached hereto as Exhibit 2 is Work Order #1 to be executed by the parties contemporaneously with the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates indicated herein below.

INNERWORKINGS L.L.C.		SERVICEMASTER CONSUMER SERVICES, L.P. BY ITS: GENERAL PARTNER, SERVICEMASTER CONSUMER SERVICES, INC.

By:	/s/ Steve E. Zuccarini	By:	/s/ Glenn N. Chambers
Name:	Steve E. Zuccarini	Name:	Glenn N. Chambers
Title:	CEO	Title:	VP Strategic Sourcing
Date:	8/26/05	Date:	8/26/05

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